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     FOR IMMEDIATE RELEASE

     COMPANY CONTACT:         J. Warren Henry
                              (214) 446-4270


                       NATIONAL INTERGROUP CHANGES NAME TO
                          FOXMEYER HEALTH CORPORATION,
                    OUTLINES INNOVATIVE HEALTH CARE STRATEGY

          NATIONAL INTERGROUP AND FOXMEYER STOCKHOLDERS APPROVE MERGER

               DALLAS, Texas, October 13, 1994 -- National Intergroup, Inc. (NYSE:NII) and its 80.5% owned subsidiary, FoxMeyer Corporation (NYSE:FOX), announced that the merger of FoxMeyer into a wholly-owned subsidiary of National Intergroup was approved by the stockholders of both National Intergroup and FoxMeyer at their annual meetings on Wednesday, October 12, 1994. At the National Intergroup annual meeting, National Intergroup stockholders also approved changing National Intergroup's name to "FoxMeyer Health Corporation" to more accurately reflect the company's strategy for growth.

               "We clearly see ourselves as more than 'just a wholesaler,' said Thomas L. Anderson, FoxMeyer Health president and chief operating officer. "We are committed to becoming a leading health care provider of products and information-based services throughout North America. We will continue to introduce innovations - new systems capabilities, electronic services, marketing programs, niche businesses, new distribution capabilities - that we expect to carry FoxMeyer Health ahead of its competition, in terms of efficiency and quality of service, over the next few years."

               "We believe that this strategic vision - FoxMeyer Health as an innovative provider of health care services and products - will guide us in delivering the most value to our retail and hospital/alternate care customers, as well as to our shareholders," Anderson said.

               Certificates effecting the merger and the name change have been filed in Delaware. Trading of shares of FoxMeyer common stock has ceased. Holders of shares of FoxMeyer Corporation common stock will be entitled to receive 0.904 shares of FoxMeyer Health Corporation (formerly named National Intergroup, Inc.) common stock in exchange for each of their shares of FoxMeyer common stock. Letters of Transmittal with instructions on how FoxMeyer stockholders can exchange their
















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     shares will be sent shortly.  FoxMeyer will continue as a wholly-owned subsidiary of FoxMeyer Health Corporation.

               On or about November 14, 1994, the trading symbol for shares of common stock of FoxMeyer Health Corporation (formerly named National Intergroup) on the New York Stock Exchange will change from "NII" to "FOX." Until November 14, 1994, shares of common stock of FoxMeyer Health Corporation will trade under the "NII" symbol.

               FoxMeyer Health Corporation reported sales of $5.4 billion for the year ended March 31, 1994, and is a holding company principally involved in:

               - Health care services, including the distribution of a full line of pharmaceutical products and health and beauty aids, as well as providing managed care services, through its subsidiary, FoxMeyer Corporation;
               - And the franchising of general variety stores and the franchising and operation of crafts stores, together with the wholesale distribution of products to those stores, through its 67.2%-owned subsidiary, Ben Franklin Retail Stores, Inc.

               Following its annual meeting of shareholders, the FoxMeyer Health board of directors announced that it was considering spinning off a substantial portion of the company's ownership in Ben Franklin Retail Stores, Inc. through a distribution of a large proportion of its Ben Franklin stock to FoxMeyer Health shareholders.